Exhibit 23.1

Consent of Independent Auditors

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated March 5, 2010 relating to the consolidated financial statements of Ur-Energy Inc. (the “Company”), which appears in the Company’s Annual Report on Form 20-F for the year ended December 31, 2009.

/s/PricewaterhouseCoopers LLP

Chartered Accountants
Vancouver, Canada
August 6, 2010